Exhibit 10.4

The Penn Traffic Company

[Date]

[Address]

Dear Mr.           :

The Penn Traffic Company offers a special bonus arrangement (a “Transaction Bonus”) to provide you an incentive to stay in the Company’s employ.

1.             Definitions.

The following definitions shall be applicable throughout this Agreement:

(a)           “Agreement” means this Agreement.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Committee” shall have the meaning set forth in section 2(g) of The Penn Traffic Company 2006 Omnibus Award Plan (the “Omnibus Award Plan”).

(d)           “Company” means The Penn Traffic Company.

(e)           “Fair Market Value” means the per share amount of cash or other consideration paid to the stockholders of the Company for their Common Stock. The Fair Market Value of any such non-cash consideration shall be determined by the Committee in its sole discretion.

(f)            “Sale” shall mean a “Change in Control”, as that term is defined in Section 2(e) of the Omnibus Award Plan, as amended from time to time.

(g)           “Transaction Bonus” means an amount equal to the value indicated on the chart attached hereto as Exhibit A.

2.             Transaction Bonus.

(a)           Timing and Form of Payment.  If you are actively employed by the Company when a Sale is consummated, you will receive a Transaction Bonus in an amount determined under Exhibit A attached hereto.  The Transaction Bonus will be payable in a single lump sum no later than ten days following the consummation of the Sale.

(b)           Medium of Payment.  The Committee, in its sole discretion, will determine whether the Transaction Bonus will be paid (i) in cash or (ii) in that number of shares of Common Stock with a Fair Market Value equal to the value of the Transaction Bonus, or (iii) in a combination of cash and such shares of Common Stock.  In determining whether to pay all or part of the Transaction Bonus in shares of Common Stock, the Committee shall consider the form of consideration to be received by the stockholders of the Company in the Sale and not issue to you a greater percentage of Common Stock to cash than is being issued to such stockholders pursuant to the definitive agreement governing the Sale.  The Committee shall also consider the withholding and other tax implications to you of receiving the Transaction Bonus in the form of shares of Common Stock instead of cash.

(c)           Compliance With Section 409A.  Notwithstanding any provision of this Agreement to the contrary, it is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and all provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  You are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with this Agreement or any other Agreement maintained by the Company (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate of the Company shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.

(d)           Transaction Bonus Limit.  You will only be eligible to receive a Transaction Bonus, if any, with respect to the first Sale to occur after the date of this Agreement.  Additional Sales will not entitle you to additional Transaction Bonuses.

3.             Miscellaneous.

(a)           Your eligibility for payment of a Transaction Bonus is in addition to, and not in lieu of, your right to participate in any other bonus or incentive compensation programs currently made available to you and shall not be deemed in any way to limit or restrict the Company from making any bonus or other payments to you under any other plan or agreement, whether now existing or hereinafter in effect.

(b)           Unless otherwise determined by the Board (and to the extent allowable under applicable law), any payment of a Transaction Bonus shall not be taken into account in computing your salary or compensation for the purposes of determining any benefits or compensation under (i) any pension, retirement, life insurance, severance or other benefit plan of the Company or its affiliates or (ii) any agreement between you and the Company or its affiliates.

4.             Administration.  The Committee shall administer this Agreement.

(a)           Subject to the provisions of this Agreement and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by this Agreement, to:  (i) designate individuals eligible to receive a Transaction Bonus; (ii) determine the type of Transaction Bonus to be granted to you; (iii) determine the amount of the Transaction Bonus; (iv) determine the terms and conditions of any Transaction Bonus; (v) determine whether, to what extent, and under what circumstances the Transaction Bonuses may be canceled, forfeited, or suspended and the method or methods by which the Transaction Bonus may be paid, canceled, forfeited, or suspended; (vi) determine whether, once the Company is fully compliant with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and has filed and had declared effective a Registration Statement on Form 10 under the 1934 Act, to replace the entire Transaction Bonus with an equity-based award having substantially equivalent value to you (and concurrently to unilaterally terminate this Agreement), all as determined by the Committee in its sole, good faith discretion; (vii) determine whether, to what extent, and under what circumstances the Transaction Bonus, and other amounts payable with respect to the Transaction Bonus shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret, administer reconcile any inconsistency, correct any default and/or supply any omission in this Agreement and any instrument or agreement relating to, or the Transaction Bonus granted under this Agreement; (ix) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Agreement; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Agreement.

(b)           Unless otherwise expressly provided in this Agreement, all designations, determinations, interpretations, and other decisions under or with respect to this Agreement or any Transaction Bonus or any documents evidencing any and all Transaction Bonuses shall be within the sole discretion of the Committee, may be made at any time granted pursuant to this Agreement and shall be final, conclusive, and binding upon all parties, including, without limitation, the Company, an affiliate, you, your beneficiary, and any shareholder.

(c)           No member of the Committee shall be liable for any action or determination made in good faith with respect to this Agreement or any Transaction Bonus hereunder.

5.             Restrictive Covenants.

(a)           Non-Competition; Non-Solicitation. At all times during your employment by the Company and during the period of one year commencing on and following the date as of which your employment with the Company terminates for any reason, you agree that you will not, directly or indirectly, without the prior written consent of the Committee, be employed by, or act as a consultant or lender to or in association with, or as a director, officer, employee, partner, owner, joint venturer, member or otherwise, of any person, firm, corporation, partnership, limited liability company, association or other entity that engages in the retail supermarket business or the business of wholesale food distribution in New York, New Hampshire, Pennsylvania, or Vermont (other than by beneficial ownership of up to 5% of the outstanding voting stock of a publicly-traded company that is or owns such a competitor).  You further agree that at all times during your employment and for one year following the date as of which your employment with the Company  terminates for any reason, you will not directly or indirectly (i) solicit or hire or encourage the solicitation or hiring of any person who was an employee of the Company at any time on or after the date of such termination (unless more than 12 months shall have elapsed between the last day of such person’s employment by the Company and the first date of such solicitation or hiring) or (ii) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any employee thereof.

(b)           Non-Disclosure of Confidential Information.  You recognize that the services you perform for the Company are special, unique and extraordinary in that you may acquire confidential information, trade secrets or other competitive information concerning the operations of the Company, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate.  Accordingly, you agree that you will not at any time during your employment with the Company or thereafter, except in performance of your obligations to the Company hereunder, disclose, either directly or indirectly, any Confidential Information (as hereinafter defined) that you may learn by reason of his association with the Company.  The term “Confidential Information” shall mean any past, present or future confidential or secret plans, programs, documents, agreements, internal management reports, financial information or other material relating to the business, strategies, services or activities of the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, including leases, regulatory status, compensation paid to employees or other terms of employment, and trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of the Company.  Notwithstanding the foregoing, you may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information; provided, further, that in the event that you are ordered by any such court or other government agency, administrative body or legislative body to disclose any Confidential Information, you shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.  As used in this Section 5(b), “Company” shall mean the Company and its affiliates.

6.             Enforcement; Forfeiture of Bonus.

(a)           You acknowledge and agree that any violation by you of any of the undertakings contained in Section 5 of this Agreement would cause the Company immediate, substantial and irreparable injury for which the Company has no adequate remedy at law.  Accordingly, you agree that, in the event of a breach or threatened breach by you of any of the undertakings in Section 5 of this Agreement, the Company will be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post bond and without proving that damages would be inadequate).

(b)           You further agree that, if the Company determines in good faith that you have breached Section 5 of this Agreement, then:

(i)            the Transaction Bonus shall be automatically forfeited as of the date of breach, and

(ii)           you shall promptly repay to the Company an amount equal to any payment in respect of the Transaction Bonus which you have received prior to the date of breach.

Payments required to be made pursuant to Section 6(b)(ii) above must be (i) made within 90 days after receiving notice from the Company that such amounts are due and (ii) paid in cash or by such other method determined by Company in its sole discretion.

7.             No Right to Continued Employment.  Nothing in this Agreement shall confer upon you any right to continue in the employ of the Company interfere with or restrict in any way the right of the Company or, which are hereby expressly reserved, to remove, terminate or discharge you at any time for any reason whatsoever.

8.             Withholding Taxes.  The Company may withhold from any amounts payable under the Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.             Governing Law.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the principle of conflicts of laws.

10.           Entire Agreement; Amendments.  The Agreement states the entire agreement and understanding of the parties on the subject matter of the Agreement and supersedes all previous agreements, arrangements, communications, and understandings relating to that subject matter.  The Agreement may be amended, modified, superseded, or canceled, and any of the terms thereof may be waived, only by a written document signed by each party to the Agreement or, in the case of waiver, by the party or parties waiving compliance.

11.           Counterparts.  The Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

The Penn Traffic Company

By:
Name:
Title:

AGREED TO AND ACCEPTED BY:

Dated: , 2008

Exhibit A

Share Value	Transaction Bonus Payment
$10.00	$
$14.99	$
$15.00	$
$19.99	$
$20.00	$

Transaction Bonus amounts for Share Values between $10.00 and $14.99 and $15.00 and $19.99 shall be determined by straight line interpolation.  No Transaction Bonus will be paid for Share Values below $10.00.

For the purposes of this Agreement, “Share Value” means the per share consideration paid in a Sale for each share of Common Stock.